EXHIBIT 99.1

      PRESS RELEASE OF INTERNATIONAL PAPER COMPANY
DATED DECEMBER 31, 2004

INTERNATIONAL PAPER PLAZA 400 ATLANTIC STREET STAMFORD, CT 06921

News Release

CONTACTS:
Media:	Rick Ouellette, 912-655-8411 Kathleen Bark, 203-541-8418

Investors:	Darial Sneed, 203-541-8541 Brian Turcotte, 203-541-8632

International Paper Completes Sale of 1.1 Million Acres of Forestland in
Maine and New Hampshire to GMO Renewable Resources

Stamford, Conn. – Dec. 31, 2004 – International Paper (NYSE: IP) announced today it has completed the sale of 1.1 million acres of forestlands in Maine and New Hampshire to GMO Renewable Resources, LLC, (GMORR) a private forest investment management company, for approximately $250 million.

International Paper and GMORR have agreed to a long-term wood fiber supply agreement to continue the flow of wood fiber to IP’s Maine paper mills in Jay and Bucksport. The companies have also agreed to a long-term management contract by which IP’s subsidiary Sustainable Forest Technologies, Inc. will provide forest management services, including third-party certification to the Sustainable Forestry Initiative® Standard.

“We are pleased to complete this sale, which will allow us to achieve superior value for our forestlands, maintain our ability to provide for the wood fiber needs of our local mills and continue to assure recreational use and conservation of the land for all who enjoy the outdoors,” said George O’Brien, IP’s senior vice president of Forest Products.

GMORR plans to continue International Paper’s long-standing practice of responsible public recreational use of these forestlands for hunting, fishing, snowmobiling and other traditional outdoor activities. The management of the land base will continue with the same or very similar rules and regulations on responsible public use that are in place today. GMORR also plans to continue the practice of cabin site leasing for the recreational lease holders on these lands and will evaluate the recreational programs on a regular basis.

Sustainable Forest Technologies, Inc., a wholly-owned subsidiary of International Paper, is a forest management consulting group that works with family forest owners and institutional forest management investors to implement profitable sustainable forestry practices. SFT professionals provide a full range of forest management-related services.

International Paper (http://www.internationalpaper.com) businesses include paper, packaging and forest products. As one of the largest private landowners in the world, IP professional foresters and wildlife biologists manage the woods with great care in compliance with the rigorous standards of the Sustainable Forestry Initiative® program. The SFI® program is an independent certification system that ensures the perpetual planting, growing and harvesting of trees while protecting biodiversity, wildlife, plants, soil, water and air quality. In the U.S. alone, IP protects more than 1.5 million acres of unique and environmentally important habitat on its forestlands through conservation agreements and land sales to environmental groups. And, the company has a long-standing policy of using no wood from endangered forests. Headquartered in the United States, IP has operations in over 40 countries and sells its products in more than 120 nations.

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Statements in this news release that are not historical are forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including but not limited to, the strength of demand for the company’s products and changes in overall demand, the effects of competition from foreign and domestic producers, changes in the cost or availability of raw materials, unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations, the ability of the company to continue to realize anticipated cost savings, performance of the company’s manufacturing operations, results of legal proceedings, changes related to international economic conditions and changes in currency exchange rates. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.